 Acorn Energy Announces Third Quarter and Nine-Month 2012 Results

Wilmington, Del., November 7, 2012 – Acorn Energy, Inc. (NASDAQ : ACFN), the digital energy company, today announced the results for the third quarter and nine-month periods ended September 30, 2012.

Revenue for the 2012 nine month period was $15.2 million, an increase of $2.9 million or 24% from $12.3 million in 2011. The increase was driven primarily by DSIT, whose revenue increased 50% to $10.0 million compared to $6.7 million in the 2011 nine month period. The net loss from continuing operations for the nine months was $11.8 million or ($0.62) per share vs. a profit of $6.7 million or $0.41 per share in the comparable 2011 period, which includes an income tax benefit of $12.1 million compared to a benefit of $2.5 million in the 2012 nine month period.

Third quarter 2012 revenue of $5.1 million was unchanged from the 2011 third quarter revenue. DSIT’s revenue for the 2012 period was up 75% which offset declines recorded by USSI and GridSense. The 2012 third quarter net loss from continuing operations was $4.0 million, or ($0.21) per share vs. net income in the 2011 third quarter of $10.3 million or $0.60 per share, largely reflecting an income tax benefit of $12.1 million in 2011 vs. a benefit of $1.5 million in 2012.

Acorn’s September 30, 2012 balance sheet has nearly $32 million of cash and cash equivalents and short-term deposits, and virtually no long-term debt. “Our strong cash position has enabled us to continue making significant investments as part of our original plan to accelerate the growth of Acorn’s four businesses, as we noted in our August 2012 earnings call. Of the many recent events supporting Acorn’s business focus on Digital Energy, none was as dramatic as the impact of Hurricane Sandy, which sadly devastated much of the East Coast” said John Moore, Chairman and CEO of Acorn Energy. “The structural weakness of the U.S. grid and the lack of back-up power for critical facilities greatly increased and extended the hardships within the ten heavily populated states most affected by the storm.

“The nation was given a loud and clear wake-up call. Over 25% of the cell towers in those ten states were without power and more than 60% of the 220,000 U.S. towers do not have back-up generators. Approximately 34% of Americans rely on cell connections to call 911.

“Last February, we purchased OmniMetrix because of its unique monitoring equipment that remotely alerts emergency generator owners of potential problems that could cause operational failures. Since the acquisition, we have invested an additional $2 million to accelerate its growth. OmniMetrix currently has approximately 5,000 monitoring systems installed, nearly double the connections when we acquired it, and we expect that number could triple in 2013—a conservative goal given the potential of the cell tower market alone. We believe the international markets are also fertile ground for OmniMetrix’s technology. Southeast Asia, for example, reportedly expects to build approximately 75,000 new towers over the next two years, and OmniMetrix is in conversations with telecoms there and in other parts of the world.

“Only 2% of American homes and businesses have generators and this market should grow more rapidly given the millions of residents losing power during Sandy. The Wall Street Journal issue of September 12, 2012—published just 45 days before Sandy—carried a prophetic leading article entitled: Blackouts Are A Fact of Life; Let’s Deal With Them. The major solution recommended was emergency generators.

“Acorn’s answer to making the grid more reliable is GridSense’s remote monitoring solution for transformers to prevent failures and outages,” concluded Mr Moore. “The U.S. has upwards of 30 million transformers, most of which likely have already reached or exceeded their life expectancy of 40 years. Inexpensive monitoring is the best and most efficient alternative to the huge cost of replacements.”

Given the vast market opportunities, Acorn has accelerated its investments in its four subsidiaries, each of which has developed unique and advanced technologies for the Digital Energy age. Although this funding increases both expenses and short-term losses, the Company believes the returns ultimately will be substantial. Acorn invested approximately $18 million in CoaLogix over a three year period, and sold the company for $101 million, netting Acorn $62 million, or $3.55 per share before income taxes. At the same time, CoaLogix was generating approximately $20 million in annual revenue with net losses. Acorn is even more bullish on its current investments, all of which are applying digital technology to an aging infrastructure. In 2013 the Company expects to make additional investments in USSI above the $10.25 million invested in 2012, remaining confident that its seismic technology utilizing fiber-optics instead of traditional geophones for mapping oil and gas reserves, as well as monitoring the extraction process for safety, will be the new standard for seismic science.

“From 2005 to 2012, in one of the most challenging economic periods our society has ever known, we increased shareholder equity from $820,000 to nearly $60 million and only raised $22 million in equity funding net of dividends,” said Mr. Moore. “During the same period we sold two investments for approximately $110 million and grew market capitalization from $13 million to over $160 million.

“We believe we have learned during these last few years how to create shareholder value by growing promising digital energy companies. It takes time to change the thinking of the old and huge infrastructure community, but recent events have helped expand the realization and growing understanding of the potential of new technology for the industry, stated Mr. Moore.

REVIEWS OF THE FOUR SUBSIDIARIES

DSIT provides sonar and acoustic related solutions for energy, defense and commercial markets with a focus on underwater security. DSIT reported increased revenue for the nine months and three months ended September 30, 2012 of 50% and 75%, respectively, over the comparable 2011 periods. The increases were due to the receipt of a major Diver Detection Sonar Project valued at $12.3 million in the end of 2011 and the subsequent work on that project. Management expects work to continue into mid-2013. In addition, DSIT along with USSI, another subsidiary of Acorn Energy, were awarded a $900,000 joint grant from the Israel – United States Bi-National Industrial Research & Development (BIRD) Foundation for the development of the next generation of integrated passive/active detection system for underwater site protection. The BIRD project is part of DSIT’s cooperation with USSI in developing fiber-optic security applications. At the end of September 2012, DSIT had a backlog of $9.2 Million. DSIT has increased its world-wide marketing efforts and has over the last two years developed a number of prospects and trials for its pipeline.

GridSense develops and markets remote monitoring systems for electric utilities and industrial facilities world-wide. Its systems provide outage prevention and quality monitoring to better and more efficiently manage grid operations. Due to the long sales cycles of electric utilities which also require GridSense to provide technical and application support, GridSense’s revenue can be irregular. In the first nine months of 2012, GridSense reported revenue of $2.9 million versus $4.7 million for the same 2011 period and third quarter revenue of $1.0 million versus $2.5 million for third quarter of 2011. The major reason for the decreases was the receipt of an order for 750 transformer monitors from a south-eastern U.S. electric utility which was delivered in the third and fourth quarter of 2011. Management this year has expanded its customers’ pilot projects from a handful to over forty around the globe. It expects that some of these paid pilot projects could ultimately result in commercial rollouts as early as in the fourth quarter of 2012 and into 2013. For example, GridSense recently announced the initial order of 500 Transformer IQTM advanced monitoring units with a value of about $1 million from a major California utility. This order represents an early phase of the utility’s rollout plan which is expected to be processed and shipped in the fourth quarter of 2012.

OmniMetrix is a leading developer and provider of remote monitoring equipment and systems for emergency power generators. Many of these generators serve critical facilities such as hospitals, nursing homes, police and fire stations as well as cell phone towers. It is estimated that at least 10% of the non-monitored generators do not turn on when required. Studies show that these failures are usually not attributable to manufacturing defects but occur because of issues related to consumables and other preventable failures such as a dead battery or lack of fuel. Other facilities, such as many critical cell towers, still do not have on-site back-up power, a fact that may change following the experiences resulting from Hurricane Sandy. Acorn Energy began consolidating the results of OmniMetrix on February 15, 2012 after the acquisition. As a result, there are no 2011 comparative results for the three and nine month period ended September 30, 2012.

From February 15, 2012 through September 30, 2012, OmniMetrix reported revenue of approximately $952,000 and for the third quarter period revenue of $570,000, more than doubling the 2012 second quarter revenue of $227,000. As previously reported, OmniMetrix introduced a major sales and promotion program during the second quarter with the goal of increasing the market penetration rate of its monitoring products. We anticipate these efforts to begin bearing fruit during the fourth quarter of 2012 and in to 2013 and beyond.

USSI has developed a unique seismic fiber-optics solution to better map existing oil and gas reservoirs for greater extraction as well as for continuously monitoring wells for safety. In the first nine months of 2012, USSI reported revenue of $1.3 million, an increase of 49% over the 2011 nine months period of $0.9 million. The increased revenue came from six different projects. Included are two large proof of concept projects : (1) a commercial high temperature down-hole fiber-optic seismic array (40-level) designed for monitoring wells using the latest unconventional oil and gas extraction technique known as hydrofracking and (2) the order from an international energy service provider for an ultra-high sensitivity fiber-optic based marine seismic array for oil and gas exploration to aid in the collection and interpretation of data for deep sea oil and gas exploration.

Third quarter 2012 revenue was $234,000 vs. $401,000 in the same 2011 period. The decrease in revenue was solely due to the number and size of projects that were completed and delivered during the respective quarters.

USSI anticipates significant growth in orders, particularly from new customers related to the 4D reservoir and shale gas monitoring systems because of the numerous demonstrations performed during the year as well as follow-on projects from its existing proof-of-concept trials, each of which has the potential for annual multi-million dollar follow-up orders.

In conclusion Moore stated, “I could not be happier about how we have positioned the Company. The zeitgeist of the times is digitization and energy is top of mind. Whether the concern is for the reliability and security of the aging infrastructure, or how best to maximize the opportunity around the shale gas revolution, the solution is digital energy and we are leading the way. We have a strong balance sheet, the right portfolio, the right people and the marquee customers to create substantial shareholder value.”

Conference Call Information

John A. Moore, Chairman of the Board and CEO of Acorn Energy, will host an investor call on November 8, 2012 at 11am EST to discuss its third quarter 2012 results and developments.  Participants can pre-register for the conference call and webcast by accessing the link below.  Pre-registering gives one immediate entry into the call, zero wait time and will automatically populate your Outlook calendar with an invitation. http://services.choruscall.com/diamondpass/registration?confirmationNumber=10020911  Participants that would like to join the conference call, but have not registered, can do so by dialing US Toll Free: (866) 652-5200, International Dial in (412) 317-6060 and asking for the “Acorn Energy Conference Call”.   If you are unable to participate in the live call, a digital replay of the call will be available 2 hours after the end of the live call through 9:00am EST on Friday November 23, 2012 by dialling US Toll Free 1-877-344-7529 or International Toll 1-412-317-0088 and entering access code - 10020911.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company focused on making energy better by providing digital solutions for energy infrastructure asset management.  The four businesses in which we have controlling interests, improve the world's energy infrastructure by making it: more secure - providing security solutions for underwater energy infrastructure (DSIT); more reliable - providing condition-based monitoring to critical assets on the electric grid (GridSense, OmniMetrix) and more productive and efficient - increasing oil and gas production while lowering costs through use of permanent ultra-high sensitive seismic tools that allow for a more precise picture of reservoirs (US Seismic). For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included in "Risk Factors" in the Company's most recent Annual Report on Form 10-K and its most recent 10-Q as filed by the Company with the Securities and Exchange Commission.

Investor & Press Contact:

Paul G. Henning

Cameron Associates

(212) 554-5462

Paul@cameronassoc.com

- Financial Tables To Follow –

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of December 31, 2011	As of September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$34,280	$21,717
Short-term deposits	18,000	10,000
Restricted deposit	2,223	1,884
Funds held in escrow	5,961	-
Accounts receivable	4,965	4,746
Unbilled revenue	3,778	4,673
Inventory	2,144	3,190
Other current assets	922	3,143
Total current assets	72,273	49,353
Property and equipment, net	635	815
Severance assets	2,620	2,790
Restricted deposit	271	270
Intangible assets, net	4,780	9,823
Goodwill	4,637	6,622
Deferred taxes	440	481
Other assets	149	214
Total assets	$85,805	$70,368
LIABILITIES AND EQUITY
Current liabilities:
Short-term bank credit and current maturities of long-term debt	$677	$524
Accounts payable	2,052	1,781
Accrued payroll, payroll taxes and social benefits	1,907	1,975
Deferred revenue	2,876	2,008
Other current liabilities	4,544	1,564
Total current liabilities	12,056	7,852
Long-term liabilities:
Accrued severance	3,837	4,119
Long-term debt	141	39
Other long-term liabilities	204	225
Total long-term liabilities	4,182	4,383
Commitments and contingencies
Equity:
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 30,000,000 shares; Issued –18,325,529 and 18,818,965 shares at December 31, 2011 and September 30, 2012, respectively	183	188
Additional paid-in capital	84,614	83,839
Warrants	427	55
Accumulated deficit	(13,022)	(24,062)
Treasury stock, at cost – 801,920 shares at December 31, 2011 and September 30, 2012	(3,036)	(3,036)
Accumulated other comprehensive income	485	717
Total Acorn Energy, Inc. shareholders’ equity	69,651	57,701
Non-controlling interests	(84)	432
Total equity	69,567	58,133
Total liabilities and equity	$85,805	$70,368

ACORN ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT NET INCOME (LOSS) PER SHARE DATA)

	Nine months ended September 30,		Three months ended September 30,
	2011	2012	2011	2012
Revenues:
Projects	$7,250	$11,017	$2,393	$3,399
Products	4,617	3,549	2,515	1,373
Services	386	621	143	280
Total revenues	12,253	15,187	5,051	5,052
Cost of sales:
Projects	5,221	8,241	1,849	2,468
Products	2,404	2,113	1,289	791
Services	301	371	106	120
Total cost of sales	7,926	10,725	3,244	3,379
Gross profit	4,327	4,462	1,807	1,673
Operating expenses:
Research and development expenses, net of credits	1,587	4,771	713	1,754
Selling, general and administrative expenses	8,609	13,891	3,142	5,272
Total operating expenses	10,196	18,662	3,855	7,026
Operating loss	(5,869)	(14,200)	(2,048)	(5,353)
Finance income (expense), net	46	(53)	262	(160)
Gain on sale of HangXing	492	-	-	-
Loss from continuing operations before taxes	(5,331)	(14,253)	(1,786)	(5,513)
Income tax benefit, net	12,072	2,476	12,111	1,487
Net income (loss) from continuing operations	6,741	(11,777)	10,325	(4,026)
Loss from discontinued operations, net of income taxes	(1,948)	-	(544)	-
Gain on the sale of discontinued operations, net of income taxes	30,683	-	30,683	-
Non-controlling interest share of loss from discontinued operations	540	-	151	-
Net income (loss)	36,016	(11,777)	40,615	(4,026)
Net loss attributable to non-controlling interests	484	737	181	276
Net income (loss) attributable to Acorn Energy, Inc. shareholders	$36,500	$(11,040)	$40,796	$(3,750)

Basic net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$0.41	$(0.62)	$0.60	$(0.21)
From discontinued operations	$1.68	$-	$1.73	$-
Basic net income (loss) per share attributable to Acorn Energy, Inc. shareholders	$2.09	$(0.62)	$2.33	$(0.21)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	17,443	17,843	17,508	17,934

Diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders:
From continuing operations	$0.41	$(0.62)	$0.59	$(0.21)
From discontinued operations	$1.65	$-	$1.70	$-
Diluted net income (loss) per share attributable to Acorn Energy, Inc. shareholders	$2.06	$(0.62)	$2.29	$(0.21)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – diluted	17,740	17,843	17,810	17,934

Dividends declared per common share	$-	$0.105	$-	$0.035